EXHIBIT 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Public Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Announces Second Quarter Results For Fiscal Year 2005

Selected Second Quarter and Recent Highlights:

•	Company modifying new Everest™ controller to meet customer requirements for channel launch

•	Company surpasses prior guidance for revenue, bottom-line performance and cash balance

•	Konica Minolta incorporating key Peerless technologies in forthcoming line of MFPs

EL SEGUNDO, Calif., August 26, 2004 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document market, today reported financial results for its fiscal 2005 second quarter ended July 31, 2004.

Second Quarter Results
 Second quarter revenue was $6.3 million compared with $6.2 million reported in last year’s second quarter and $3.5 million in this year’s first quarter. The 80% sequential revenue increase was primarily attributable to a $3.0 million increase in product license fees, which included $2.0 million in licensing agreements previously expected late in the first quarter. Peerless signed four new license agreements valued at $3.3 million, all but $60,000 of which was recognized during the second quarter. Licensing backlog at July 31, 2004, was $1.3 million, which will be recognized over the next four quarters. Contract backlog for engineering services increased to $0.5 million, versus $0.4 million at January 31, 2004.

Gross margins in the second quarter were 62.2% compared with 48.6% for last year’s second quarter. The improvement was due to a higher proportion of the Company’s intellectual property being included in the current quarter’s revenue. Research and development expenses increased slightly to $3.0 million, or 48.0% of revenue, versus $2.9 million, or 47.1% of revenue, in the comparable period last year and a slight decrease from $3.4 million, or 96.7% of revenue, in the first fiscal quarter. Sales and marketing expenses were $1.0 million, or 16.4% of revenue, compared with $1.2 million, or 19.8% of revenue, in the second quarter last year, and $1.2 million, or 34.8% of revenue, in the previous quarter. General and administrative expenses were $1.3 million, or 21.1% of revenue, versus $1.4 million, or 22.7% of revenue, in the comparable year-ago period and $1.2 million, or 33.5% of revenue, in the first quarter.

Second quarter net loss was $1.5 million, or $0.09 per share, versus a net loss of $2.8 million, or $0.18 per share, in the second quarter last year and a net loss of $4.1 million, or $0.26 per share, in the previous quarter. The improved bottom-line performance was generally a result of the better-than-forecasted revenue results, strong gross margins and a sequential decline in research and development costs due to the wind-down of development efforts on the Company’s Everest™ controller and Sierra technologies.

Days sales outstanding for receivables and unbilled at July 31, 2004, were 50 versus 39 at the end of the first quarter and 72 at January 31, 2004. Total assets at the end of the second quarter were $12.4 million, including cash and short-term investments of $5.5 million, or $0.35 per share. Stockholders’ equity at the end of the quarter was $6.5 million, or $0.41 per share.

Howard Nellor, president and chief executive officer, said, “We exceeded the high end of our second quarter revenue guidance by 21%, or more than $1 million. Our net loss was less than half of prior projections and our quarter-end cash balance also exceeded expectations. We are also pleased with the progress we made during the quarter toward the commercial launch of our Everest color controller.”

Nellor said, “Peerless is now also in advanced discussions with a second major original equipment manufacturer (OEM), which is interested in incorporating elements of our Sierra technology suite within a forthcoming series of color printers and MFPs. As we have discussed previously, another OEM is still in the advanced testing phases of our Everest controller. We have recently completed a series of requested feature modifications on the controller, and we believe it will deliver the best competitive options for overall functionality, speed and document quality for controllers designed for the office workgroup environment.”

Nellor added, “As indicated by our second quarter licensing revenues, we are seeing a continued demand for our core monochrome technologies, which we believe are helping major OEMs enhance product performance and accelerate development cycles. We recently announced we will be providing critical components for two Konica Minolta controllers that will be targeted at the North American and European markets.

“I am also pleased to report we recently added a very talented and industry-savvy professional to the management team,” Nellor said. “Ed Gaughan, who has been named vice president and special assistant to the president for sales and marketing, has more than a decade of senior-level experience with companies including EFI and Canon. He is focused on sales and new market opportunities with OEMs and their distribution channels, and he has already proven himself as an important asset to the Peerless team.”

Six-Month Results
 For the six months ended July 31, 2004, total revenue was $9.8 million versus $11.8 million in the comparable period a year ago. The decline was primarily the result of lower product licensing revenue during this year’s first fiscal quarter. Gross margins for the six-month period were 57.9% versus 50.7% in the comparable period last year. Net loss was $5.6 million, or $0.35 per share, versus a net loss of $3.0 million, or $0.19 per share, in the comparable period last year, which had included a $1.5 million gain from the sale of the Company’s remaining interest in Netreon and a lease buyout.

Guidance
 The Company expects third quarter revenue to be in the range of $5.8 million to $6.2 million. Third quarter revenue projections are dependent on the initial launch into the sales channel of the Company’s Everest controller, which is expected to generate third quarter revenue of approximately $0.7 million. The Company also anticipates a new license agreement valued at $1.5 million, although there can be no assurance that either of these two events will occur. The Company expects to report a third quarter net loss in the range of $1.5 million to $2.0 million, which is also dependent upon the achievement of the targeted revenues.

The Company expects to report profitable fourth quarter results based on the renewal of an annual license agreement, as well as the anticipated doubling of Everest controller-based sales considering units will be in the market for the full fiscal quarter. The Company also expects to enter into four new license agreements collectively valued at $2.9 million in the fourth quarter.

The Company expects to end the third fiscal quarter with cash and investments in excess of $4.0 million, which is dependent upon the anticipated collection of the new $1.5 million license agreement noted above. This represents an improvement versus previous guidance for cash and investments of in excess of $3.0 million. The Company expects cash and investments at the end of fiscal 2005 to remain above the $4.0 million level.

The Company is currently working with its bank to establish a credit facility that would allow for borrowing against outstanding receivables. The credit facility would generally only provide coverage for short-term working capital needs and the Company may require additional long-term capital to finance working capital requirements.

The Company reduced operating expenses in the second quarter with a staffing reduction. However, if the current final development costs for Sierra technologies are higher than expected or the anticipated level of Sierra technology sales are lower than anticipated, and the Company is unable to quickly reduce its operating expenses, the Company will need to take significant measures to preserve and maintain continued business operations. In such event, the Company will need to further reduce operating costs and may need to attempt to access the capital markets to raise additional funding. There is no assurance that the Company would be successful in raising capital at attractive terms or at all. Should the Company be successful in raising capital, the financing could be costly and may dilute current shareholders.

Peerless Systems Conference Call
 Management will hold a conference call to discuss fiscal second quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 888-396-2298 (617-847-8708 for international callers) and entering the passcode 42567314. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through September 2, 2004, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 50913573.

About Peerless Systems Corporation
 Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enable its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit the Company’s web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
 This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of forward-looking statements such as “anticipates,” “estimates,” “will,” “expects,” and statements under the section “Guidance” used in connection with or related to any discussion of or reference to future operations, opportunities or financial performance set apart forward-looking statements. In particular, statements regarding the Company’s outlook and guidance for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2004, in the Section called Certain Factors And Trends Affecting Peerless And Its Business at pages 16 through 23, inclusive, filed on April 30, 2004, and the Company’s most recent Quarterly Report on Form 10-Q dated April 30, 2004, in the Section called Certain Factors and Trends Affecting Peerless and Its Business at pages 18 through 25, inclusive, filed on June 14, 2004.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2004		2003
Revenues:
Product licensing	$4,890	77.6%	$4,706	76.5%
Engineering services and maintenance	581	9.2%	879	14.3%
Other	832	13.2%	567	9.2%

Total revenues	6,303	100.0%	6,152	100.0%

Cost of revenues:
Product licensing	1,219	19.4%	2,044	33.2%
Engineering services and maintenance	827	13.1%	869	14.1%
Other	337	5.3%	251	4.1%

Total cost of revenues	2,383	37.8%	3,164	51.4%

Gross margin	3,920	62.2%	2,988	48.6%

Operating expenses:
Research and development	3,025	48.0%	2,900	47.1%
Sales and marketing	1,032	16.4%	1,217	19.8%
General and administrative	1,332	21.1%	1,393	22.7%

Total operating expenses	5,389	85.5%	5,510	89.6%

Loss from operations	(1,469)	-23.3%	(2,522)	-41.0%
Interest income, net	3	0.0%	33	0.5%

Loss before income taxes	(1,466)	-23.3%	(2,489)	-40.5%
Provision for income taxes	1	0.0%	308	5.0%

Net loss	$(1,467)	-23.3%	$(2,797)	-45.5%

Loss per share – basic and diluted	$(0.09)		$(0.18)

Weighted average common shares outstanding – basic and diluted	15,835		15,529

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	July 31,
	2004		2003
Revenues:
Product licensing	$6,799	69.4%	$8,864	74.9%
Engineering services and maintenance	1,479	15.1%	1,712	14.4%
Other	1,518	15.5%	1,263	10.7%

Total revenues	9,796	100.0%	11,839	100.0%

Cost of revenues:
Product licensing	1,638	16.7%	3,607	30.5%
Engineering services and maintenance	1,875	19.2%	1,677	14.1%
Other	609	6.2%	553	4.7%

Total cost of revenues	4,122	42.1%	5,837	49.3%

Gross margin	5,674	57.9%	6,002	50.7%

Operating expenses:
Research and development	6,403	65.4%	5,191	43.8%
Sales and marketing	2,248	22.9%	2,388	20.2%
General and administrative	2,501	25.5%	2,368	20.0%

Total operating expenses	11,152	113.8%	9,947	84.0%

Loss from operations	(5,478)	-55.9%	(3,945)	-33.3%

Interest income, net	18	0.1%	70	0.6%
Other income, net	—	0.0%	1,490	12.6%

	18	0.1%	1,560	13.2%

Loss before income taxes	(5,460)	-55.8%	(2,385)	-20.1%
Provision for income taxes	119	1.2%	592	5.0%

Net loss	$(5,579)	-57.0%	$(2,977)	-25.1%

Loss per share – basic and diluted	$(0.35)		$(0.19)

Weighted average common shares outstanding – basic and diluted	15,810		15,476

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31,	January 31,
	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,505	$5,069
Short-term investments	2,967	4,341
Trade accounts receivable, net	3,474	6,146
Inventory	167	2
Prepaid expenses and other current assets	615	620

Total current assets	9,728	16,178
Property and equipment, net	1,761	1,981
Other assets	956	1,148

Total assets	$12,445	$19,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$592	$897
Accrued wages	433	384
Accrued compensated absences	798	805
Accrued product licensing costs	2,306	2,834
Income taxes payable	3	469
Other current liabilities	282	428
Deferred revenue	1,219	1,323

Total current liabilities	5,633	7,140
Other liabilities	345	366

Total liabilities	5,978	7,506

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,552	49,295
Accumulated deficit	(43,013)	(37,434)
Accumulated other comprehensive income	26	38
Treasury stock	(113)	(113)

Total stockholders’ equity	6,467	11,801

Total liabilities and stockholders’ equity	$12,445	$19,307